Exhibit 10.19

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into between Bryan M. Reasons (“Executive”) and Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”) and, unless revoked in accordance with Section 5(d), shall become effective as of the eighth day after the day on which Executive signs this Agreement (the “Effective Date”). This Agreement is entered into with reference to the following facts:

A.
Executive’s status as Chief Financial Officer of the Company terminated as of January 22, 2019, and his employment with the Company and status as an officer of the Company and each of its affiliates terminated effective as of February 28, 2019 (the “Separation Date”).

B.	Executive and the Company desire to end their employment relationship amicably and to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.
Separation. Executive acknowledges and agrees that his status as an officer and employee of the Company terminated effective as of the Separation Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company and its affiliates; provided that such documents shall not be inconsistent with any of the terms of this Agreement. For the avoidance of doubt, Executive hereby resigns as an officer and/or director of all of the Company’s affiliates, effective as of the Separation Date.

2.	Final Paycheck; 2018 Bonus; Expenses.

(a)
Final Paycheck. On the first payroll date following the Separation Date, the Company shall pay to Executive all accrued but unpaid base salary and paid time off earned through the Separation Date, less payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)
Fiscal Year 2018 Bonus. The Company shall pay to Executive $298,616.23, less payroll deductions and withholdings, on March 8, 2019, which constitutes Executive’s annual incentive bonus for fiscal year 2018 based on actual performance for the year, as determined by the Company’s Board of Directors. Executive is entitled to this payment regardless of whether Executive executes this Agreement.

(c)
Business Expenses. Executive agrees that, within five business days after the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice. Executive is entitled to this reimbursement regardless of whether Executive executes this Agreement.

3.
Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees to provide the severance benefits below, subject to the execution of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement and Section 7 of that certain Employment Agreement entered into between Executive and Impax Laboratories, Inc. as of December 12, 2012, as amended (the “Employment Agreement”).

(a)
Cash Severance. The Company shall pay to Executive a cash payment equal to $1,947,549.70, which represents 2.25 multiplied by the sum of (x) Executive’s base salary as in effect immediately prior to the Separation Date plus (y) the average amount of Executive’s annual incentive bonuses since 2013, of which $374,528.79 will be paid on May 3, 2019 (the first payroll date that is at least 60 days after the Separation Date) and the remainder will be paid in 21 substantially equal installments thereafter on the Company’s regular payroll dates.

(b)
Equity Awards. As of the Separation Date, Executive holds 33,311 Company restricted stock units (the “RSUs”), all of which are unvested. Executive holds options (the “Options”) to purchase an aggregate of 410,067 shares of Company common stock, of which 273,827 shares underlying the Options are vested (the “Vested Portion”) and 136,240 shares underlying the Options are unvested (the “Unvested Portion”). All of the RSUs and the Unvested Portion of the Options shall automatically terminate on the Separation Date for no consideration. To the extent unexercised, the Vested Portion of the Options shall remain outstanding and exercisable through the first anniversary of the Separation Date. To the extent any of the Vested Portion of the Options remains unexercised as of immediately following the first anniversary of the Separation Date, such Vested Portion shall thereupon terminate for no consideration.

(c)
Continued Benefits Healthcare Continuation Coverage. If Executive is eligible for and timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, or reimburse Executive for, the cost of monthly premiums for Executive and Executive’s covered dependents, if any, for coverage under the Company’s group health plans during the period beginning on the Separation Date and ending on the earlier of (i) the second anniversary of the Separation Date, (ii) the date Executive becomes eligible for comparable coverage under another employer’s group health plan(s) or (iii) the date Executive is no longer eligible for COBRA coverage, provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining premium shall thereafter be paid to Executive in substantially equal monthly installments over the remaining period the Company would otherwise pay the premiums. After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(d)	Withholdings and Deductions. All compensation payable to Executive under this Agreement shall be made less applicable withholdings and deductions.

(e)
Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.

4.
Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than Sections 7 through 9 of the Employment Agreement (the “Surviving Provisions”) and agreements evidencing Options, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement (other than the Surviving Provisions). Except to the extent provided in Section 6, each such agreement, or portion thereof, superseded hereby shall be deemed terminated and of no further effect as of the Separation Date.

5.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)
General Release. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act of 1990; the Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Fair Credit Reporting Act and all similar state laws regarding background checks; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the

New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; retaliation Claims under the New Jersey Workers’ Compensation Law; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)	Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)	Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)	Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)	Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)	Claims for indemnification under the Company’s Bylaws;

(vi)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment; and

(vii)	Claims relating to Company’s obligations pursuant to this Agreement.

(c)	Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”
Being aware of said code section, Executive hereby expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect.

(d)	Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act, Executive is hereby advised as follows:

(i)	Executive has read this Agreement and understands its terms and effect.

(ii)	Executive understands that, by entering into this Agreement, Executive does not waive any Claims that may arise after the date Executive signs this Agreement.

(iii)
Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.

(iv)	The Company advises Executive to consult with an attorney before executing this Agreement.

(v)
Executive has 21 days to review and decide whether or not to sign this Agreement. If Executive signs this Agreement before the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the 21-day period. In the event of any changes to this Agreement, whether or not material, Executive waives the restarting of the 21-day period.

(vi)
Executive has seven days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Executive revokes this Agreement during such seven-day period, this Agreement will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.

If Executive wishes to revoke this Agreement, Executive must deliver written notice of Executive’s revocation to Michelle Foster at 400 Crossing Blvd, 3rd Floor, Bridgewater, New Jersey 08807, on or before 5:00 p.m. on the seventh day after the date on which Executive signs this Agreement.

6.
Continuing Obligations. Executive acknowledges Executive’s continuing obligations under Section 7 of the Employment Agreement, which is incorporated herein by reference. The provisions of Section 7 of the Employment Agreement shall remain in full force and effect for the periods set forth therein. If Executive violates any of the provisions of this Section 6 or Section 7 of the Employment Agreement, then any amounts payable but not yet paid under Section 3 of this Agreement shall be forfeited, and any unexercised Options as of the date of the violation will be forfeited.

7.
Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company, or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9.
Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in Somerset County, New Jersey. Such arbitration shall be conducted in accordance with the then-existing JAMS Rules of Practice and Procedure, before a sole arbitrator pursuant to its Streamlined Arbitration Rules and Procedures. The rules can be found at www.jamsadr.com/adr-rules-procedures/, or a copy will be provided upon request. The arbitrator shall: (i) provide adequate discovery for the resolution of the dispute; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees Executive would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Confidentiality Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 9, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

10.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the state of New Jersey or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than New Jersey.

11.
Miscellaneous. This Agreement, collectively with the Surviving Provisions and the agreements evidencing the Options, constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Employment

Agreement (other than the Surviving Provisions). Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and a duly authorized officer of the Company or member of the Company’s Board of Directors and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.
Maintaining Confidential Information. Executive reaffirms his obligations under Section 7.1 of the Employment Agreement. For the avoidance of doubt, nothing in the Confidentiality Section 7.1 of the Employment Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

14.
Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

15.	Section 409A of the Code. The Company and Executive acknowledge that the separation of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Internal Revenue Code of 1986, and the related Department of Treasury regulations and other interpretative guidance issued thereunder (“Section 409A”). This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(signature page follows)

The undersigned have signed this Separation Agreement on the dates indicated next to their respective signatures.

EXECUTIVE

Dated: February 28, 2019	/s/ Bryan M. Reasons
Bryan M. Reasons

AMNEAL PHARMACEUTICALS, INC.

Dated: February 28, 2019	/s/ Robert Stewart
By: Robert Stewart
Its: President and Chief Executive Officer

(Signature Page to Reasons Separation Agreement)